Rivulet Films Merges with Bio-Matrix Scientific Group, Inc.

NEW Rivulet Media to Fund Film Productions Using

Proprietary Financing Model

April 9, 2020 - Gilbert, AZ - Rivulet Films’ Executives Aaron Klusman and Mike Witherill are announcing a merger with publicly traded Bio-Matrix Scientific Group, Inc. (“Bio-Matrix”) (ticker symbol BMSND), intending to rename Bio-Matrix as Rivulet Media. The company will produce films using a proprietary financing model to deliver studio quality, star driven content in what management believes is a more efficient way.

Witherill has produced such quality films as DRINKING BUDDIES, FRONTERA, STUCK and most notably JOHN WICK in what is turning out to be the ever-expanding JOHN WICK franchise. The company is launching an innovative model of financing that will differ significantly from the traditional risk driven historical Hollywood model.  Witherill will lead the new operating subsidiary film company while Klusman will be the CEO of the parent company Bio-Matrix (to be renamed Rivulet Media).

Future film projects include the Matefinder Series, the Fallen Academy Series and Wrecked, written by USA Today top-selling author Leia Stone.  Future television projects in development include the Avenue of the Americas, Giacomo (written by Pete Rosen), and a docu-series portraying the life of former Maricopa County (AZ) Sheriff Joe Arpaio.

"We intend to be extremely focused on financial risk management with our productions while at the same time leveraging our success with JOHN WICK. Traditional Hollywood has always done things the same way, and quite frankly the market has changed, and we intend to be a disruptor in how films are financed and distributed," says Witherill.

"We are excited to finalize the merger with Bio-Matrix (to be renamed Rivulet Media) as we see the future of content creation as an ever-expanding universe of opportunity for our partners.  Bio-Matrix (to be renamed Rivulet Media) gives us the right platform at the right time to take advantage of consumers' insatiable appetite for content," states Klusman.

Media contact:
Keith Woods

KB Woods Public Relations
Mobile: 602-475-8179

Keith@kbwoods.com

Rivulet Media contact:

info@rivuletfilms.com and info@rivuletmedia.com

Safe Harbor Statement

Statements in this news release about Bio-Matrix’s (to be renamed Rivulet Media) and Rivulet Films’ future expectations, the advantages of our financing model, the successful development and production of our film and television projects, the anticipated market success of our productions, and all other statements in this release, other than historical facts, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). This statement is included for the express purpose of availing Bio-Matrix (to be renamed Rivulet Media) and Rivulet Films of the protections of the safe harbor provisions of the PSLRA. It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as changes and developments in the U.S. and global film and television markets, our ability to successfully develop, finance, and produce our film and television projects in a timely and cost-efficient manner, our ability to enforce our intellectual property rights, whether projects currently in development are successfully completed, audience reaction to our productions, competition with other forms of entertainment and other entertainment companies, changes in the U.S. and global economies, and other risks detailed from time to time in Bio-Matrix’s reports filed with the SEC. Unless required to do so by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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